Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006 and 333-111454 (including any amendments thereto)) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457 and 333-118816 (including any amendments thereto)) of Cheniere Energy, Inc. of our report dated February 18, 2005 relating to the financial statements of Freeport LNG Development, L.P., which appears in this Annual Report on Form 10-K on page 108.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP

Phoenix, Arizona
March 9, 2005